Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Second Quarter 2025 Results

Raises 2025 Investment Guidance to $1.4 Billion to $1.6 Billion

Increases 2025 AFFO Per Share Guidance to $4.29 to $4.32

Royal Oak, MI, July 31, 2025 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended June 30, 2025. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2025 Financial and Operating Highlights:

▪	Invested approximately $350 million in 110 retail net lease properties across all three external growth platforms
▪	Net Income per share attributable to common stockholders decreased 18.5% to $0.43
▪	Core Funds from Operations (“Core FFO”) per share increased 1.3% to $1.05
▪	Adjusted Funds from Operations (“AFFO”) per share increased 1.7% to $1.06
▪	Declared a monthly dividend of $0.256 per common share for June, a 2.4% year-over-year increase
▪	Completed a public bond offering of $400 million of 5.60% senior unsecured notes due 2035 with an all-in rate of 5.35% inclusive of prior hedging activity
▪	Completed a forward equity offering of 5.2 million shares of common stock, including the underwriters’ option to purchase additional shares, raising anticipated net proceeds of approximately $387 million
▪	Balance sheet positioned for growth at 3.1 times proforma net debt to recurring EBITDA; 5.2 times excluding unsettled forward equity
▪	Approximately $2.3 billion of liquidity at quarter end including availability on the revolving credit facility, outstanding forward equity, and cash on hand

First Half 2025 Financial and Operating Highlights:

▪	Invested approximately $727 million in 162 retail net lease properties across all three external growth platforms
▪	Committed approximately $140 million to 25 development or Developer Funding Platform (“DFP”) projects completed or under construction
▪	Net Income per share attributable to common stockholders decreased 11.1% to $0.85
▪	Core FFO per share increased 2.2% to $2.09
▪	AFFO per share increased 2.4% to $2.12
▪	Declared dividends of $1.527 per share, a 2.4% year-over-year increase
▪	Raised approximately $603 million of forward equity via the Company's at-the-market equity (“ATM”) program and an overnight offering
▪	Settled 3.3 million shares of outstanding forward equity for net proceeds of approximately $225 million

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended June 30, 2025 decreased 10.5% to $47.3 million, compared to $52.9 million for the comparable period in 2024. Net Income per share for the three months ended June 30th decreased 18.5% to $0.43 compared to $0.52 for the comparable period in 2024.

Net Income for the six months ended June 30, 2025 decreased 3.5% to $92.5 million, compared to $95.9 million for the comparable period in 2024. Net Income per share for the six months ended June 30th decreased 11.1% to $0.85 compared to $0.95 for the comparable period in 2024.

Core FFO

Core FFO for the three months ended June 30, 2025 increased 11.3% to $115.9 million, compared to Core FFO of $104.2 million for the comparable period in 2024. Core FFO per share for the three months ended June 30th increased 1.3% to $1.05, compared to Core FFO per share of $1.03 for the comparable period in 2024.

Core FFO for the six months ended June 30, 2025 increased 10.9% to $228.6 million, compared to Core FFO of $206.2 million for the comparable period in 2024. Core FFO per share for the six months ended June 30th increased 2.2% to $2.09, compared to Core FFO per share of $2.05 for the comparable period in 2024.

AFFO

AFFO for the three months ended June 30, 2025 increased 11.7% to $117.7 million, compared to AFFO of $105.3 million for the comparable period in 2024. AFFO per share for the three months ended June 30th increased 1.7% to $1.06, compared to AFFO per share of $1.04 for the comparable period in 2024.

AFFO for the six months ended June 30, 2025 increased 11.1% to $231.6 million, compared to AFFO of $208.6 million for the comparable period in 2024. AFFO per share for the six months ended June 30th increased 2.4% to $2.12, compared to AFFO per share of $2.07 for the comparable period in 2024.

Dividend

In the second quarter, the Company declared monthly cash dividends of $0.256 per common share for each of April, May and June 2025. The monthly dividends declared during the second quarter reflect an annualized dividend amount of $3.072 per common share, representing a 2.4% increase over the annualized dividend amount of $3.00 per common share from the second quarter of 2024. The dividends represent payout ratios of approximately 73% of Core FFO per share and 72% of AFFO per share, respectively.

For the six months ended June 30, 2025, the Company declared monthly cash dividends totaling $1.527 per common share, a 2.4% increase over the dividends of $1.491 per common share declared for the comparable period in 2024. The dividends represent payout ratios of approximately 73% of Core FFO per share and 72% of AFFO per share, respectively.

Subsequent to quarter end, the Company declared a monthly cash dividend of $0.256 per common share for July 2025. The July monthly dividend reflects an annualized dividend amount of $3.072 per common share, representing a 2.4% increase over the annualized dividend amount of $3.00 per common share from the third quarter of 2024. The July dividend is payable on August 14, 2025 to stockholders of record at the close of business on July 31, 2025.

Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on August 1, 2025 to stockholders of record at the close of business on July 22, 2025.

Earnings Guidance

The table below provides estimates for significant components of our 2025 earnings guidance. In addition, the AFFO per share guidance range includes an estimate for the dilutive impact of the Company's outstanding forward equity calculated in accordance with the treasury stock method.

	Prior 2025 Guidance(1)	Revised 2025 Guidance
AFFO per share(2)	$4.27 to $4.30	$4.29 to $4.32
General and administrative expenses (% of adjusted revenue)(3)	5.6% to 5.9%	5.6% to 5.9%
Non-reimbursable real estate expenses (% of adjusted revenue)(3)	1.0% to 1.5%	1.0% to 1.5%
Income and other tax expense	$3 to $4 million	$2.5 to $3 million
Investment volume	$1.3 to $1.5 billion	$1.4 to $1.6 billion
Disposition volume	$10 to $50 million	$10 to $50 million

The Company’s 2025 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

(1)	As issued on April 22, 2025.
(2)	The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant and could have a material impact on the Company’s GAAP results for the guidance period.
(3)	Adjusted revenue excludes the impact of the amortization of above and below market lease intangibles.

CEO Comments

"We are very pleased with our strong performance during the first half of the year,” said Joey Agree, President and Chief Executive Officer. “During the quarter, we strategically raised over $800 million of debt and equity capital, bolstering our fortress balance sheet which now has $2.3 billion of liquidity. Given the continued strong performance of our portfolio, our fully funded balance sheet, and increasing activity across all three external growth platforms, we are increasing full-year 2025 investment guidance to a range of $1.4 billion to $1.6 billion and raising 2025 AFFO per share guidance to a range of $4.29 to $4.32.”

Portfolio Update

As of June 30, 2025, the Company’s portfolio consisted of 2,513 properties located in all 50 states and contained approximately 52.0 million square feet of gross leasable area. At quarter end, the portfolio was approximately 99.6% leased, had a weighted-average remaining lease term of approximately 8.0 years, and generated 67.8% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the second quarter, the Company acquired one ground lease for an aggregate purchase price of approximately $3.8 million, representing 1.0% of annualized base rents acquired.

As of June 30, 2025, the Company’s ground lease portfolio consisted of 232 leases located in 37 states and totaled approximately 6.4 million square feet of gross leasable area. Properties ground leased to tenants represented 10.3% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 9.4 years, and generated 88.1% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the second quarter was approximately $327.5 million and included 91 properties net leased to leading retailers operating in sectors including auto parts, general merchandise, grocery stores, off-price, farm and rural supply, crafts and novelties, and tire and auto service. The properties are located in 29 states and leased to tenants operating in 21 sectors.

The properties were acquired at a weighted-average capitalization rate of 7.1% and had a weighted-average remaining lease term of approximately 12.2 years. Approximately 53.3% of annualized base rents acquired were generated from investment grade retail tenants.

For the six months ended June 30, 2025, total acquisition volume was approximately $686.4 million. The 137 acquired properties are located in 36 states and leased to tenants who operate in 25 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 12.8 years. Approximately 61.4% of annualized base rents were generated from investment grade retail tenants.

Dispositions

During the second quarter, the Company sold four properties for gross proceeds of approximately $6.2 million. During the six months ended June 30, 2025, the Company sold five properties for gross proceeds of approximately $8.7 million.

The Company anticipates disposition volume for the full year 2025 to be between $10 million and $50 million.

Development and Developer Funding Platform

During the second quarter, the Company commenced one development or DFP project, with total anticipated costs of approximately $8.6 million. Construction continued during the quarter on 14 projects with anticipated costs totaling approximately $90.4 million. The Company completed four projects during the quarter with total costs of approximately $13.4 million.

For the six months ended June 30, 2025, the Company had 25 development or DFP projects completed or under construction with anticipated total costs of approximately $139.6 million. The projects are leased to leading retailers including TJX Companies, Burlington, 7-Eleven, Boot Barn, Starbucks, Gerber Collision, and Sunbelt Rentals.

The following table presents estimated costs for the Company's active or completed development and DFP projects for the six months ended June 30, 2025:

Quarter of Delivery	Number of Projects	Costs Funded to Date	Remaining Funding Costs	Anticipated Total Project Costs
Q1 2025	6	$27,234	$-	$27,234
Q2 2025	4	13,403	-	13,403
Q3 2025	7	33,332	15,199	48,531
Q4 2025	5	17,776	12,557	30,333
Q1 2026	1	1,934	11,847	13,781
Q2 2026	1	1,523	1,127	2,650
Q4 2026	1	2,473	1,227	3,700
Total	25	$97,675	$41,957	$139,632

Development and DFP project costs are in thousands; any differences are the result of rounding. Costs Funded to Date may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations

During the second quarter, the Company executed new leases, extensions or options on approximately 948,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 218,000-square foot Walmart Supercenter in Franklin, Ohio, a 58,000-square foot Best Buy in Palmdale, California, and five geographically diverse leases with TJX Companies comprising over 125,000-square feet.

For the six months ended June 30, 2025, the Company executed new leases, extensions or options on approximately 1.5 million square feet of gross leasable area throughout the existing portfolio.

As of June 30, 2025, the Company’s 2025 lease maturities represented 0.4% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of June 30, 2025, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2025	16	$2,601	0.4%	230	0.4%
2026	91	19,751	2.9%	2,057	4.0%
2027	165	37,322	5.5%	3,489	6.7%
2028	177	46,400	6.9%	4,057	7.8%
2029	210	66,393	9.8%	6,268	12.1%
2030	323	69,766	10.3%	5,819	11.2%
2031	210	51,540	7.6%	3,845	7.4%
2032	243	50,883	7.5%	3,679	7.1%
2033	220	50,298	7.5%	3,935	7.6%
2034	216	49,913	7.4%	3,339	6.4%
Thereafter	833	229,674	34.2%	15,056	29.3%
Total Portfolio	2,704	$674,541	100.0%	51,774	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of June 30, 2025, but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of June 30, 2025, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The Company added Genuine Parts Company (NAPA Auto Parts) to its top tenants during the second quarter of 2025. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2025:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$40,287	6.0%
Tractor Supply	32,580	4.8%
Dollar General	28,437	4.2%
Best Buy	21,721	3.2%
O'Reilly Auto Parts	20,724	3.1%
Kroger	20,534	3.0%
TJX Companies	20,068	3.0%
CVS	20,027	3.0%
Hobby Lobby	19,097	2.8%
Dollar Tree	18,618	2.8%
Lowe's	17,884	2.7%
Gerber Collision	15,386	2.3%
Sunbelt Rentals	15,321	2.3%
7-Eleven	14,690	2.2%
Burlington	14,653	2.2%
Sherwin-Williams	12,439	1.8%
Home Depot	11,384	1.7%
Genuine Parts Company (NAPA Auto Parts)	11,144	1.7%
Wawa	10,410	1.5%
Other(2)	309,137	45.7%
Total Portfolio	$674,541	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended June 30, 2025.

(1) Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.

(2) Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of June 30, 2025:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$71,484	10.6%
Home Improvement	59,248	8.8%
Tire and Auto Service	51,757	7.7%
Convenience Stores	51,271	7.6%
Auto Parts	46,950	7.0%
Dollar Stores	45,511	6.7%
Off-Price Retail	40,304	6.0%
General Merchandise	35,732	5.3%
Farm and Rural Supply	34,351	5.1%
Consumer Electronics	25,316	3.8%
Pharmacy	24,978	3.7%
Crafts and Novelties	21,416	3.2%
Health Services	16,853	2.5%
Warehouse Clubs	16,809	2.5%
Equipment Rental	16,377	2.4%
Discount Stores	15,653	2.3%
Dealerships	15,078	2.2%
Health and Fitness	13,557	2.0%
Restaurants - Quick Service	13,087	1.9%
Specialty Retail	9,612	1.4%
Sporting Goods	9,293	1.4%
Financial Services	7,388	1.1%
Restaurants - Casual Dining	5,716	0.8%
Home Furnishings	4,700	0.7%
Shoes	4,134	0.6%
Theaters	3,976	0.6%
Pet Supplies	3,782	0.6%
Beauty and Cosmetics	3,493	0.5%
Entertainment Retail	2,651	0.4%
Apparel	2,161	0.3%
Miscellaneous	1,279	0.2%
Office Supplies	624	0.1%
Total Portfolio	$674,541	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1) Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2025:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$48,361	7.2%
Illinois	40,548	6.0%
Michigan	36,528	5.4%
Ohio	34,177	5.1%
Pennsylvania	33,539	5.0%
Florida	33,237	4.9%
New York	32,792	4.9%
North Carolina	32,419	4.8%
California	29,212	4.3%
Georgia	25,976	3.9%
New Jersey	24,194	3.6%
Wisconsin	19,780	2.9%
Missouri	18,562	2.8%
Louisiana	18,449	2.7%
Virginia	16,980	2.5%
South Carolina	15,864	2.4%
Kansas	15,556	2.3%
Mississippi	15,502	2.3%
Minnesota	14,065	2.1%
Connecticut	13,474	2.0%
Indiana	12,861	1.9%
Massachusetts	12,727	1.9%
Tennessee	12,686	1.9%
Alabama	11,244	1.7%
Oklahoma	10,488	1.6%
Other(2)	95,320	13.9%
Total Portfolio	$674,541	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1) Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.

(2) Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet

Capital Markets

In April 2025, the Company completed a follow-on public offering of approximately 5.2 million shares of common stock, including the full exercise of the underwriters' option to purchase additional shares, in connection with forward sale agreements. Upon settlement, the offering is anticipated to raise net proceeds of $387.2 million after deducting fees and making certain other adjustments as provided in the equity distribution agreements.

In May 2025, the Company completed a $400 million public bond offering of 5.60% senior unsecured notes due 2035 (the "Notes"). In connection with the offering, the Company terminated related swap agreements of $325 million, receiving $13.6 million upon termination. Considering the effect of the terminated swap agreements, the all-in rate to the Company for the Notes is 5.35%.

During the second quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 0.4 million shares of common stock for net proceeds of $27.4 million. Additionally, the Company settled 0.7 million shares under existing forward sale agreements for net proceeds of $41.2 million.

The following table presents the Company’s outstanding forward equity offerings as of June 30, 2025:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q3 2024 ATM Forward Offerings	6,602,317	2,869,424	3,732,893	$196,707,425	$271,392,061
Q4 2024 ATM Forward Offerings	739,013	-	739,013	-	55,081,875
October 2024 Forward Offering	5,060,000	-	5,060,000	-	366,942,092
Q1 2025 ATM Forward Offerings	2,408,201	-	2,408,201	-	181,396,169
Q2 2025 ATM Forward Offerings	362,021	-	362,021	-	27,384,328
April 2025 Forward Offering	5,175,000	-	5,175,000	-	387,195,570
Total Forward Equity Offerings	20,346,552	2,869,424	17,477,128	$196,707,425	$1,289,392,095

Liquidity

As of June 30, 2025, the Company had total liquidity of $2.3 billion, which includes $1.0 billion of availability under its revolving credit facility after adjusting for outstanding commercial paper notes and revolver borrowings, $1.3 billion of outstanding forward equity, and $8.9 million of cash on hand. The Company’s $1.25 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.

Balance Sheet

As of June 30, 2025, the Company’s net debt to recurring EBITDA was 5.2 times. The Company’s proforma net debt to recurring EBITDA was 3.1 times when deducting the $1.3 billion of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $3.2 billion as of June 30, 2025. The Company’s fixed charge coverage ratio was 4.2 times at quarter end.

The Company’s total debt to enterprise value was 28.2% as of June 30, 2025. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.

For the three months and six months ended June 30, 2025, the Company's fully diluted weighted-average shares outstanding were 110.4 million and 109.0 million, respectively. The basic weighted-average shares outstanding for the three and six months ended June 30, 2025 were 109.8 million and 108.4 million, respectively.

For the three months and six months ended June 30, 2025, the Company's fully diluted weighted-average shares and units outstanding were 110.7 million and 109.3 million, respectively. The basic weighted-average shares and units outstanding for the three and six months ended June 30, 2025 were 110.1 million and 108.8 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of June 30, 2025, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Friday, August 1, 2025 at 9:00 AM ET. To participate in the conference call, please dial (800) 715-9871 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of June 30, 2025, the Company owned and operated a portfolio of 2,513 properties, located in all 50 states and containing approximately 52.0 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “will,” “seek,” “could,” “project” or other similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subsequent quarterly reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

The Company defines the "all-in rate" as the interest rate that reflects the straight-line amortization of the terminated swap agreements and original issuance discount, as applicable.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	June 30, 2025	December 31, 2024
Assets:
Real Estate Investments:
Land	$2,663,023	$2,514,167
Buildings	5,872,397	5,412,564
Less accumulated depreciation	(638,960)	(564,429)
Property under development	62,165	55,806
Net real estate investments	7,958,625	7,418,108
Real estate held for sale, net	3,473	-
Cash and cash equivalents	5,824	6,399
Cash held in escrows	3,087	-
Accounts receivable - tenants, net	108,117	106,416
Lease intangibles, net of accumulated amortization of $517,216 and $461,419 at June 30, 2025 and December 31, 2024, respectively	923,092	864,937
Other assets, net	82,526	90,586
Total Assets	$9,084,744	$8,486,446

Liabilities:
Mortgage notes payable, net	41,886	42,210
Unsecured term loans, net	347,767	347,452
Senior unsecured notes, net	2,582,892	2,237,759
Unsecured revolving credit facility and commercial paper notes	247,000	158,000
Dividends and distributions payable	29,039	27,842
Accounts payable, accrued expenses, and other liabilities	132,089	116,273
Lease intangibles, net of accumulated amortization of $48,389 and $46,003 at June 30, 2025 and December 31, 2024, respectively	49,667	46,249
Total Liabilities	$3,430,340	$2,975,785

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at June 30, 2025 and December 31, 2024	175,000	175,000
Common stock, $.0001 par value, 360,000,000 and 180,000,000 shares authorized, 110,666,238 and 107,248,705 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	11	10
Additional paid-in-capital	5,992,510	5,765,582
Dividends in excess of net income	(545,372)	(470,622)
Accumulated other comprehensive income	31,891	40,076
Total equity - Agree Realty Corporation	$5,654,040	$5,510,046
Non-controlling interest	364	615
Total Equity	$5,654,404	$5,510,661
Total Liabilities and Equity	$9,084,744	$8,486,446

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenues
Rental Income	$175,397	$152,424	$344,510	$301,847
Other	130	151	177	182
Total Revenues	$175,527	$152,575	$344,687	$302,029

Operating Expenses
Real estate taxes	$12,833	$10,721	$24,346	$21,422
Property operating expenses	8,416	6,487	16,797	13,860
Land lease expense	550	415	1,036	830
General and administrative	11,332	9,707	22,104	19,222
Depreciation and amortization	58,939	50,454	114,693	98,917
Provision for impairment	2,961	-	7,292	4,530
Total Operating Expenses	$95,031	$77,784	$186,268	$158,781

Gain on sale of assets, net	1,510	7,156	2,282	9,252
Gain (loss) on involuntary conversion, net	-	20	-	(35)

Income from Operations	$82,006	$81,967	$160,701	$152,465

Other (Expense) Income
Interest expense, net	$(32,274)	$(26,416)	$(63,037)	$(50,867)
Income and other tax expense	(425)	(1,004)	(1,250)	(2,154)
Other (expense) income	46	366	87	483

Net Income	$49,353	$54,913	$96,501	$99,927

Less net income attributable to non-controlling interest	155	189	307	344

Net Income Attributable to Agree Realty Corporation	$49,198	$54,724	$96,194	$99,583

Less Series A Preferred Stock Dividends	1,859	1,859	3,718	3,718

Net Income Attributable to Common Stockholders	$47,339	$52,865	$92,476	$95,865

Net Income Per Share Attributable to Common Stockholders
Basic	$0.43	$0.53	$0.85	$0.95
Diluted	$0.43	$0.52	$0.85	$0.95

Other Comprehensive Income
Net Income	$49,353	$54,913	$96,501	$99,927
Amortization of interest rate swaps	(880)	(675)	(1,616)	(1,305)
Change in fair value and settlement of interest rate swaps	3,435	4,172	(6,596)	15,716
Total Comprehensive Income	51,908	58,410	88,289	114,338
Less comprehensive income attributable to non-controlling interest	163	201	280	394
Comprehensive Income Attributable to Agree Realty Corporation	$51,745	$58,209	$88,009	$113,944

Weighted Average Number of Common Shares Outstanding - Basic	109,758,046	100,349,943	108,419,011	100,319,591
Weighted Average Number of Common Shares Outstanding - Diluted	110,377,221	100,454,703	108,996,422	100,415,466

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net Income	$49,353	$54,913	$96,501	$99,927
Less Series A Preferred Stock Dividends	1,859	1,859	3,718	3,718
Net Income attributable to OP Common Unitholders	47,494	53,054	92,783	96,209
Depreciation of rental real estate assets	38,698	33,531	75,861	65,497
Amortization of lease intangibles - in-place leases and leasing costs	19,679	16,424	37,743	32,420
Provision for impairment	2,961	-	7,292	4,530
(Gain) loss on sale or involuntary conversion of assets, net	(1,510)	(7,176)	(2,282)	(9,217)
Funds from Operations - OP Common Unitholders	$107,322	$95,833	$211,397	$189,439
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	8,620	8,381	17,250	16,759
Core Funds from Operations - OP Common Unitholders	$115,942	$104,214	$228,647	$206,198
Straight-line accrued rent	(3,789)	(3,496)	(7,798)	(6,343)
Stock based compensation expense	3,259	2,789	6,388	5,213
Amortization of financing costs and original issue discounts	1,703	1,302	3,315	2,488
Non-real estate depreciation	562	499	1,089	1,000
Adjusted Funds from Operations - OP Common Unitholders	$117,677	$105,308	$231,641	$208,556

Funds from Operations Per Common Share and OP Unit - Basic	$0.97	$0.95	$1.94	$1.88
Funds from Operations Per Common Share and OP Unit - Diluted	$0.97	$0.95	$1.93	$1.88

Core Funds from Operations Per Common Share and OP Unit - Basic	$1.05	$1.03	$2.10	$2.05
Core Funds from Operations Per Common Share and OP Unit - Diluted	$1.05	$1.03	$2.09	$2.05

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$1.07	$1.05	$2.13	$2.07
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$1.06	$1.04	$2.12	$2.07

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	110,105,665	100,697,562	108,766,630	100,667,210
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	110,724,840	100,802,322	109,344,041	100,763,085

Additional supplemental disclosure
Scheduled principal repayments	$254	$239	$505	$474
Capitalized interest	497	398	939	701
Capitalized building improvements	2,762	3,296	3,362	3,789

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)
The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)
AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,
	2025
Mortgage notes payable, net	$41,886
Unsecured term loan, net	347,767
Senior unsecured notes, net	2,582,892
Unsecured revolving credit facility and commercial paper notes	247,000
Total Debt per the Consolidated Balance Sheet	$3,219,545

Unamortized debt issuance costs and discounts, net	30,854
Total Debt	$3,250,399

Cash and cash equivalents	$(5,824)
Cash held in escrows	(3,087)
Net Debt	$3,241,488

Anticipated Net Proceeds from Forward Equity Offerings	(1,289,392)
Proforma Net Debt	$1,952,096

Net Income	$49,353
Interest expense, net	32,274
Income and other tax expense	425
Depreciation of rental real estate assets	38,698
Amortization of lease intangibles - in-place leases and leasing costs	19,679
Non-real estate depreciation	562
Provision for Impairment	2,961
(Gain) loss on sale or involuntary conversion of assets, net	(1,510)
EBITDAre	$142,442

Run-Rate Impact of Investment, Disposition and Leasing Activity	$4,356
Amortization of above (below) market lease intangibles, net	8,537
Recurring EBITDA	$155,335

Annualized Recurring EBITDA	$621,340

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	16.5	x

Net Debt to Recurring EBITDA	5.2	x

Proforma Net Debt to Recurring EBITDA	3.1	x

Non-GAAP Financial Measures

Total Debt and Net Debt

The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings

The Company has 17,477,128 shares remaining to be settled under the Forward Equity Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $1.3 billion based on the applicable forward sale price as of June 30, 2025. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between August 2025 and October 2026.

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Annualized Net Income

Represents net income for the three months ended June 30, 2025, on an annualized basis.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Rental Income Source(1)
Minimum rents(2)	$160,205	$140,945	$314,211	$277,979
Percentage rents(2)	557	337	2,113	1,705
Operating cost reimbursement(2)	19,383	15,943	37,471	32,412
Straight-line rental adjustments(3)	3,789	3,496	7,798	6,343
Amortization of (above) below market lease intangibles(4)	(8,537)	(8,297)	(17,083)	(16,592)
Total Rental Income	$175,397	$152,424	$344,510	$301,847

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.